Convertible Promissory Note

This Promissory Note (the “Note”) is entered into on this 29th day of September, 2015, between Vet Online Supply and Kensington Marketing, LLC.

Kensington Marketing, LLC has paid the following invoices on behalf of Vet Online Supply, relative to startup costs of Vet Online Supply, and the costs of taking Vet Online Supply Public:

                       Fees paid to BF Borgers (Audit Fees)                                                                                                           $    3,240.00

                                      Total                                                                                                                $    3,240.00

Terms:  Vet Online Supply promises to pay Kensington Marketing, LLC the full amount of the loan within ninety (90) days of the Vet Online Supply getting notice of effect from its S-1 Registration Statement to be filed with the Securities and Exchange Commission.

At any time prior to the maturity of the Note, Kensington Marketing may elect to convert the loan into Common Shares of Vet Online Supply at a fixed price of $0.10 per share.

WITNESSETH this 29th day of September, 2015.

Vet Online Supply	Kensington Marketing, LLC
/s/ Edward Aruda	/s/ Amy Chaffe
By: Edward Aruda	By: Amy Swanson Munro Chaffe, Principal